Exhibit 99.1

J. Alexander’s Corporation Reports Results for First Quarter of 2011 Fiscal Year

NASHVILLE, Tenn.--(BUSINESS WIRE)--April 29, 2011--J. Alexander’s Corporation (NASDAQ: JAX) today reported operating results for the first quarter ended April 3, 2011.

A summary of the first quarter of 2011 compared to the first quarter of 2010 follows:

  Net sales increased 5.2% to $40,749,000 from $38,725,000.
  Average weekly same store sales per restaurant increased by 5.5%.
  Income before income taxes increased 26.9% to $1,372,000 from $1,081,000 in the first quarter of 2010.
  Income tax expense was $310,000 for the first quarter of 2011 compared to $284,000 in the first quarter of 2010.
  Net income increased by 33.2% to $1,062,000 from $797,000 in the first quarter of 2010, and earnings per diluted share increased to $.18 from $.13 in the comparable quarter of 2010.

Commenting on results for the first quarter of fiscal 2011, Lonnie J. Stout II, Chairman, President and CEO, said, “The first quarter just ended was another period of solid improvement in our financial performance. We are pleased with overall results, which included our sixth consecutive quarter of same store sales growth. We believe our same store sales performance continues to be among the best in the upscale casual dining segment of our industry.”

For the first quarter of 2011, J. Alexander’s Corporation recorded average weekly same store sales per restaurant of $95,300, up from $90,300 in the corresponding quarter a year earlier. The Company’s average weekly sales per restaurant for the first quarter of 2011 were the same as the same store average because same store sales calculations are based on restaurants open for more than 18 months and no new restaurants have opened since December of 2008. The 5.5% increase in average weekly same store sales per restaurant for the first quarter of 2011 compared to the first quarter of 2010 was greater than the 5.2% increase in total net sales because of the exclusion from the weekly average calculation of a total of ten restaurant days that certain restaurants were closed due to inclement weather in the first quarter of 2011.

J. Alexander’s Corporation reported an increase of 0.7% in average weekly guest counts per restaurant from the comparable period of 2010. The average guest check, including alcoholic beverage sales for the quarter rose 4.5% to an estimated $26.36 from approximately $25.23. The effect of menu price increases for the quarter just ended was approximately 2.6% compared to the same period a year earlier.

The Company’s increases in same store sales contributed to lower labor and related costs and other restaurant operating expenses as percentages of net sales during the first quarter of the current year compared to the first quarter of 2010. Total labor and related costs decreased from 33.1% of net sales to 32.4% of net sales. Other restaurant operating expenses decreased to 20.6% of net sales from 21.8% of net sales.

Cost of sales increased to 33.0% of net sales for the first quarter of 2011 from 31.5% of net sales in the corresponding quarter of the previous year.

For the first quarter of 2011, J. Alexander’s Corporation’s restaurant operating margins (net sales minus total restaurant operating expenses divided by net sales) increased to 10.4% from 9.6% in the same period of 2010.

“The sharp rise in input costs in several food categories has been and continues to be a significant concern,” Stout noted. “For the first quarter, our food input costs rose by about 8% from the corresponding period in 2010. “Produce costs in the quarter just ended climbed more than 20% over the same quarter a year ago, while seafood and beef prices increased approximately 9% and 7.5%, respectively. “

Stout said that J. Alexander’s Corporation is implementing a plan to offset some of the Company’s higher input costs. He said the plan includes reformatting the Company’s menus to include separate lunch and dinner menus in each restaurant as well as modest menu price increases primarily on some of the Company’s dinner menu items.

“We are working as diligently as we can to manage our input costs,” Stout emphasized, “but we will not pursue any measure that could diminish the dining experience of our guests. As always, our primary focus will be to provide our guests with the highest quality and freshest products possible.”

Stout said the Company’s same store sales trends in the second quarter to date have remained favorable and generally in line with those of the first quarter. “Based on our recent trends we are encouraged about the prospects for continued same store sales growth in the second quarter,” Stout observed. “We do remain somewhat concerned, however, about the possible negative impact that higher gasoline prices and potential volatility in consumer confidence levels could have on our sales trends. “

J. Alexander’s Corporation operates 33 J. Alexander’s restaurant in thirteen states: Alabama, Arizona, Colorado, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Michigan, Ohio, Tennessee and Texas. The Company’s menu features a wide selection of American classics, including steaks, prime rib of beef and fresh seafood, as well as a large assortment of interesting salads, sandwiches and desserts. J. Alexander’s also has a full-service bar that features an outstanding selection of wines by the glass and bottle.

J. Alexander’s Corporation is headquartered in Nashville, Tennessee.

This press release contains forward-looking statements that involve risks and uncertainties. Actual results, performance or developments could differ materially from those expressed or implied by those forward-looking statements as a result of known or unknown risks, uncertainties and other factors. These risks, uncertainties and factors include the Company’s ability to maintain satisfactory guest count levels and maintain or increase sales and operating margins in its restaurants under weak economic conditions, which may continue indefinitely and which could worsen, potentially resulting in additional asset impairment charges and/or restaurant closures and charges associated therewith; the effect of higher gasoline prices or commodity prices, unemployment and other economic factors on consumer demand; increases in food input costs or product shortages and the Company’s response to them; changes in consumer spending, consumer tastes, and consumer attitudes toward nutrition and health; the potential impact of mandated food content labeling and disclosure legislation; expenses incurred if the Company is the subject of claims or litigation, including matters resulting from complaints or allegations from current, former or prospective employees, or increased governmental regulation; the impact associated with recently passed federal health care reform legislation, including the operating costs necessary to comply with applicable health care benefit requirements; the impact of tax audits conducted by the Internal Revenue Service and various state tax authorities; increases in the minimum wage the Company is required to pay; availability of qualified employees; increased cost of utilities, insurance and other restaurant operating expenses; potential fluctuations of quarterly operating results due to seasonality and other factors; the effect of hurricanes and other weather disturbances which are beyond the control of the Company; the number and timing of new restaurant openings and the Company’s ability to operate them profitably; competition within the casual dining industry, which is very intense; competition by the Company’s new restaurants with its existing restaurants in the same vicinity; fluctuations in the Company’s operating results which could affect compliance with its debt covenants and ability to borrow funds; conditions in the U.S. credit markets and the availability of bank financing on acceptable terms; changes in accounting standards, which may affect the Company’s reported results of operations; and expenses the Company may incur in order to comply with changing corporate governance and public disclosure requirements of the Securities and Exchange Commission and The NASDAQ Stock Market. These as well as other factors are discussed in detail in the Company’s filings made with the Securities and Exchange Commission and other communications.

-tables to follow-

J. Alexander's Corporation and Subsidiaries Consolidated Statements of Income (Unaudited in thousands, except per share amounts)
	Quarter Ended
	April 3	April 4
	2011	2010

Net sales	$40,749	$38,725
Costs and expenses:
Cost of sales	13,452	12,201
Restaurant labor and related costs	13,204	12,833
Depreciation and amortization of restaurant property and equipment	1,466	1,526
Other operating expenses	8,407	8,456
Total restaurant operating expenses	36,529	35,016
General and administrative expenses	2,444	2,161
Operating income	1,776	1,548
Other income (expense):
Interest expense	(424)	(486)
Other, net	20	19
Total other expense	(404)	(467)
Income before income taxes	1,372	1,081
Income tax provision	310	284
Net income	$1,062	$797

Earnings per share:
Basic earnings per share	$.18	$.13
Diluted earnings per share	$.18	$.13

Weighted average number of shares:
Basic earnings per share	5,978	5,947
Diluted earnings per share	6,058	5,964

J. Alexander's Corporation and Subsidiaries Consolidated Statements of Income Percentages of Net Sales (Unaudited)
	Quarter Ended
	April 3	April 4
	2011	2010
Net sales	100.0%	100.0%
Costs and expenses:
Cost of sales	33.0	31.5
Restaurant labor and related costs	32.4	33.1
Depreciation and amortization of restaurant property and equipment	3.6	3.9
Other operating expenses	20.6	21.8
Total restaurant operating expenses	89.6	90.4
General and administrative expenses	6.0	5.6
Operating income	4.4	4.0
Other income (expense):
Interest expense	(1.0)	(1.3)
Other, net	—	—
Total other expense	(1.0)	(1.2)
Income before income taxes	3.4	2.8
Income tax provision	0.8	0.7
Net income	2.6%	2.1%

Note: Certain percentage totals do not sum due to rounding.

Average Weekly Sales Information:

Average weekly sales per restaurant	$95,300	$90,300
Percent change	5.5%

Same store weekly sales per restaurant (1)	$95,300	$90,300
Percent change	5.5%

(1) The Company includes restaurants in the same store sales base after they have been in operation for more than 18 months. All of the Company’s restaurants were included in the same store sales base as of the beginning of the third quarter of 2010.

J. Alexander's Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited in thousands)

	April 3	January 2
	2011	2011
ASSETS
Current Assets
Cash and cash equivalents	$7,617	$8,602
Income taxes receivable	79	306
Other current assets	5,545	5,000
Total current assets	13,241	13,908

Other assets	1,789	1,684
Property and equipment, net	73,598	74,699
Deferred income taxes	152	152
Deferred Charges, net	481	508
	$89,261	$90,951

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$10,266	$13,071
Long-term debt and capital lease obligations	18,205	18,479
Other long-term liabilities	11,041	10,871
Stockholders’ equity	49,749	48,530
	$89,261	$90,951

CONTACT:
J. Alexander’s Corporation
R. Gregory Lewis, 615-269-1900